THIRD AMENDMENT TO REVOLVING LOAN CREDIT AGREEMENT

THIS THIRD AMENDMENT TO REVOLVING LOAN CREDIT AGREEMENT (this “Amendment”) is entered into as of this ___ day of May, 2009, by and among GALLARUS MEDIA HOLDINGS, INC., a Delaware corporation (“Holdings”), NETWORK COMMUNICATIONS, INC., a Georgia corporation (the “Borrower”), the Lenders (as defined below) signatory hereto and TORONTO DOMINION (TEXAS) LLC (the “Administrative Agent”), as Administrative Agent for the Lenders.

WHEREAS, Holdings, the Borrower, the Lenders party thereto (the “Lenders”) and the Administrative Agent are all parties to that certain Revolving Loan Credit Agreement dated as of July 20, 2007 as amended by that certain First Amendment to Revolving Loan Credit Agreement dated as of June 10, 2008 and that certain Second Amendment to Revolving Loan Credit Agreement dated as of December 4, 2008 (as so amended and as may be further amended, modified, supplemented or restated, the “Credit Agreement”); and

WHEREAS, the Borrower has requested, and the Lenders have agreed, subject to the terms hereof, to amend the Credit Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that all capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Credit Agreement, and further agree as follows:

1. Amendment to Section 1.01.  Section 1.01 of the Credit Agreement, is hereby amended by deleting the chart in the definition of “Applicable Percentage” in its entirety and by substituting in lieu thereof the following:

Senior Secured Leverage Ratio	Eurodollar Spread	ABR Spread
Category 1 Greater than or equal to 1.75 to 1.00	3.50%	2.50%
Category 2 Greater than or equal to 1.25 to 1.00, but less than 1.75 to 1.00	3.25%	2.25%
Category 3 Greater than or equal to 0.75 to 1.00, but less than 1.25 to 1.00	3.00%	2.00%
Category 4 Less than 0.75 to 1.00	2.75%	1.75%

2. Amendment to Section 2.05.  Section 2.05 of the Credit Agreement, Fees, is hereby amended by deleting subsection (a) of such Section in its entirety and by substituting in lieu thereof the following:

(a)           The Borrower agrees to pay to each Revolving Credit Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which any Revolving Credit Commitment of such Revolving Credit Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to 0.75% per annum on the daily unused amount of the Revolving Credit Commitment of such Revolving Credit Lender during the preceding quarter (or other period commencing with the date hereof or ending with the Maturity Date or the date on which the Revolving Credit Commitments of such Revolving Credit Lender shall expire or be terminated).  All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.  For purposes of calculating Commitment Fees only, no portion of the Revolving Credit Commitments shall be deemed utilized as a result of outstanding Swingline Loans.

3. Amendments to Article 6.

(a) Amendment to Section 6.10.  Section 6.10 of the Credit Agreement, Capital Expenditures, is hereby amended by deleting subsection (a) of such Section in its entirety and by substituting in lieu thereof the following:

(a)           Permit the aggregate amount of Capital Expenditures made by the Borrower and the Subsidiaries to exceed $6,000,000 in any Annual Reporting Period.  The amount of permitted Capital Expenditures set forth above in respect of any Annual Reporting Period commencing with the Annual Reporting Period ending on or about March 23, 2008, shall be increased by (a) the amount of unused permitted Capital Expenditures for the immediately preceding Annual Reporting Period less (b) an amount equal to unused Capital Expenditures carried forward to such preceding Annual Reporting Period.

(b) Amendment to Section 6.11.  Section 6.11 of the Credit Agreement, Interest Coverage Ratio, is hereby amended by deleting such Section in its entirety and by substituting in lieu thereof the following:

SECTION 6.11.                                           Interest Coverage Ratio.  Permit the Interest Coverage Ratio for any period of four consecutive Quarterly Reporting Periods, in each case taken as one accounting period, ending on a date or during any period set forth below to be less than the ratio set forth opposite such date or period below:

Date or Period	Ratio
The first day of the Quarterly Reporting Period ending on or about June 23, 2008 through the last day of the Quarterly Reporting Period ending on or about March 29, 2009	1.50 to 1.00
The first day of the Quarterly Reporting Period ending on or about June 21, 2009 through the last day of the Quarterly Reporting Period ending on or about March 28, 2010	1.10 to 1.00
Thereafter	1.25 to 1.00

(c) Amendment to Section 6.12.  Section 6.12 of the Credit Agreement, Maximum Senior Leverage Ratio, is hereby amended by deleting such Section in its entirety and by substituting in lieu thereof the following:

SECTION 6.12.                                           Maximum Senior Leverage Ratio.  Permit the Senior Secured Leverage Ratio for any period of four consecutive Quarterly Reporting Periods, in each case taken as one accounting period, ending on a date or during any period set forth below to be greater than the ratio set forth opposite such date or period below:

Date or Period	Ratio
The first day of the Quarterly Reporting Period ending on or about June 23, 2008 through the last day of the Quarterly Reporting Period ending on or about March 29, 2009	2.00 to 1.00
The first day of the Quarterly Reporting Period ending on or about June 21, 2009 through the last day of the Quarterly Reporting Period ending on or about March 28, 2010	3.00 to 1.00
Thereafter	2.75 to 1.00

(d) Amendment to Schedule 2.01.  Schedule 2.01 of the Credit Agreement, Lenders and Commitments, is hereby amended by deleting such Schedule in its entirety and by substituting in lieu thereof Schedule 2.01 attached hereto.

4. Reduction of Commitment.  This Amendment shall serve as notice of the Borrower’s intent to permanently reduce the Revolving Credit Commitment pursuant to Section 2.09 of the Credit Agreement. The reduction of the Revolving Credit Commitment is reflected in Schedule 2.01 attached hereto.

5. No Other Amendment.  Notwithstanding the agreement of the Lenders to the terms and provisions of this Amendment, Holdings and the Borrower acknowledge and expressly agree that this Amendment is limited to the extent expressly set forth herein and shall not constitute a modification of the Credit Agreement or any other Loan Documents or a course of dealing at variance with the terms of the Credit Agreement or any other Loan Documents (other than as expressly set forth above) so as to require further notice by the Administrative Agent or the Lenders, or any of them, of its or their intent to require strict adherence to the terms of the Credit Agreement and the other Loan Documents in the future.  All of the terms, conditions, provisions and covenants of the Credit Agreement and the other Loan Documents shall remain unaltered and in full force and effect except as expressly modified by this Amendment.  The Credit Agreement and each other Loan Document shall be deemed modified hereby solely to the extent necessary to effect the waivers and amendments contemplated hereby.

6. Representations and Warranties.  Holdings and the Borrower hereby represent and warrant in favor of the Administrative Agent and each Lender as follows:

(a) Each of Holdings and the Borrower has the corporate power and authority (i) to enter into this Amendment and (ii) to do all other acts and things as are required or contemplated hereunder to be done, observed and performed by them;

(b) This Amendment has been duly and validly executed and delivered by Holdings and the Borrower, and such Amendment constitutes the legal, valid and binding obligations of Holdings and the Borrower, enforceable against Holdings and the Borrower in accordance with their respective terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights and general principles of equity;

(c) The execution and delivery of this Amendment and the performance by Holdings and the Borrower under the Credit Agreement and the other Loan Documents to which each is a party, as amended hereby, do not and will not require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over Holdings or the Borrower or any of their subsidiaries which has not already been obtained, nor is in contravention of or in conflict with the articles of incorporation, by-laws or partnership agreements of Holdings and the Borrower or any of their subsidiaries, or any provision of any statute, judgment, order, or material indenture, instrument, agreement, or undertaking to which Holdings, the Borrower or any of their subsidiaries is a party or by which any of their respective assets or properties is or may become bound;

(d) All of the representations and warranties of the Borrower made under the Credit Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof, after giving effect hereto, as if made on the date hereof (except to the extent previously fulfilled in accordance with the terms hereof and to the extent relating specifically to a specific prior date); and

(e) There does not exist, after giving effect to this Amendment, any Default under the Credit Agreement.

7. Conditions Precedent; Effective Date.  This Amendment shall be effective as of the date hereof subject to satisfaction of each of the following conditions precedent:

(a) all of the representations and warranties of the Borrower under Section 3 hereof being true and correct in all material respects as of the date hereof;

(b) receipt by the Administrative Agent of counterparts hereof executed by the Required Lenders, Holdings and the Borrower;

(c) receipt by the Administrative Agent of the Amendment Fee (defined below) and, pursuant to Section 2.09(c) of the Credit Agreement, receipt by the Administrative Agent of the accrued but unpaid Commitment Fees on the permanent reduction of the Revolving Credit Commitments reduced pursuant to Section 4 hereof; and

(d) receipt by the Administrative Agent of all fees and expenses due and payable in connection with this Agreement.

8. Amendment Fee.  As consideration for each of the Lenders’ and Administrative Agent’s entering into this Amendment, Holdings and Borrower shall pay to Administrative Agent, for itself and on behalf of the Lenders, an amendment fee in an amount equal to 0.50% of the aggregate Commitments of each Lender set forth on Schedule 2.01 attached hereto who consents to this Amendment (the “Amendment Fee”) on or before 5:00 p.m. (EST) on Monday, May 4, 2009.  The Amendment Fee is due and payable in full upon execution and delivery of this Amendment.  Holdings and Borrower agree that the Amendment Fee has been fully earned by Administrative Agent and Lenders and is non-refundable in whole or in part.

9. Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute one and the same instrument.

10. Loan Documents.  Each reference in the Credit Agreement or any other Loan Document to the term “Credit Agreement” shall hereafter mean and refer to the Credit Agreement as amended hereby and as the same may hereafter be amended.

11. Governing Law.  This Amendment shall be construed in accordance with and governed by the internal laws of the State of New York, applicable to agreements made and to be performed in New York.

12. Severability.  Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

Capitalized terms used in this Amendment and not otherwise defined herein are used as defined in the Credit Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment or caused it to be executed under seal by their duly authorized officers, all as of the day and year first above written.

BORROWER:	NETWORK COMMUNICATIONS, INC., a Georgia Corporation
By: /s/ Gerard P. Parker Name: Gerard Parker Title: Chief Financial Officer

 [NETWORK COMMUNICATIONS, INC. - THIRD AMENDMENT TO
 REVOLVING LOAN CREDIT AGREEMENT]

HOLDINGS:	GALLARUS MEDIA HOLDINGS, INC., a Delaware corporation
By: /s/ Gerard P. Parker Name: Gerard Parker Title: Chief Financial Officer

 [NETWORK COMMUNICATIONS, INC. - THIRD AMENDMENT TO
 REVOLVING LOAN CREDIT AGREEMENT]

ADMINISTRATIVE AGENT AND LENDERS:	TORONTO DOMINION (TEXAS) LLC, a Administrative Agent and as a Lender
By: : /s/ Ian Murray Name: Ian Murray Title: Authorized Signatory

 [NETWORK COMMUNICATIONS, INC. - THIRD AMENDMENT TO
 REVOLVING LOAN CREDIT AGREEMENT]

Schedule 2.01

Lenders and Commitments

Lender	Commitment
Toronto Dominion (Texas) LLC	$9,428,572
Wells Fargo Foothill, Inc.	$4,285,714
National City Bank	$1,285,714
TOTAL COMMITMENT	$15,000,000

 [NETWORK COMMUNICATIONS, INC. - THIRD AMENDMENT TO
 REVOLVING LOAN CREDIT AGREEMENT]